Exhibit 23.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the inclusion or incorporation by reference in this Registration Statement on Form S-4 of Energy XXI (Bermuda) Limited (EXXI), as amended by Amendment No. 1, as filed by EXXI on or about April 14, 2014, of information from our firm’s audit letter dated July 12, 2013.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas

April 14, 2014

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